EXHIBIT 99.1

COLLEGE TONIGHT, INC. COMPLETES FIRST STEP OF PLANNED RESTRUCTURING, ANNOUNCES RESIGNATION OF CURRENT MANAGEMENT AND ELECTION OF INTERIM PRESIDENT AND DIRECTOR
COLLEGE TONIGHT, INC. CHANGES NAME TO CT HOLDINGS, INC. AND ANNOUNCES INTENTION TO EVALUATE CURRENT OPERATIONS AND SEEK OTHER OPPORTUNITIES
COLLEGE TONIGHT, INC. ANNOUNCES THAT IT WAS UNABLE TO TIMELY FILE REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008

San Diego, California, April 16, 2009 - COLLEGE TONIGHT, INC. (OTC Bulletin Board: CGEG)

College Tonight today announced that it has completed the first phase of a restructuring plan intended to revive the Company’s Operations. The Board approved and implemented this restructuring plan as accounts payables increased to almost $400,000 and available cash dwindled to negligible amounts.
In connection with the restructuring plan, effective April 15, 2009 the Company’s Board of Directors and a Majority of the Company’s shareholders approved (i) an increased in the Company’s authorized Common Stock from 100,000,000 shares of Common Stock to 500,000,000 shares of common stock; and (ii) a change of the name of the Company to CT Holdings, Inc. the Board additionally approved and closed on a private offering of 239,999,999 shares of common stock to Accredited Investors, raising gross proceeds of approximately $76,000. The proceeds of the private placement will be utilized for corporate purposes related to the Company’s restructuring.
In addition to the above named corporate actions, the Company purchased and retired, for nominal consideration, 13,125,000 shares of common stock owned by outgoing management and additionally cancelled and retired an additional 4,000,000 shares of common stock that were issued to members of Management but were subject to cancellation in the event that certain performance targets were not met.
The Company continues to own "The Quad" and is investigating various options in order to maximize the value of this asset. All of the Company’s Officers and Directors resigned following these actions and Valerie Vekkos was appointed Interim President and Director. On accepting her appointments, Ms. Vekkos stated, "Our objective is to revitalize the Company by identifying and combining with a viable merger candidate."
The Company also announced today that it was unable to timely file its report on form 10-K for the year ended December 31, 2008, which was on extension and required to be filed by April 15, 2009. The failure to timely file such report could lead to delisting of the Company’s shares on the OTC Bulletin Board.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's current and intended operations and restructuring plans . These plans and statements are based on management's estimates and assumptions with respect to future events and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, visit www.CollegeTonightInc.com

CONTACT INFORMATION:
Valerie Vekkos
College Tonight, Inc.
ctholdingsinc@gmail.com
www.CollegeTonightInc.com